SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2004

VCampus Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21421	54-1290319
(Commission file Number)	(IRS Employer ID Number)

1850 Centennial Park Drive, Suite 200, Reston, VA 20191

(Address of principal executive offices)                                             (Zip Code)

Registrant’s telephone number, including area code	(703) 893-7800

N/A

(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure

On June 22 and 23, 2004, VCampus Corporation (the “Registrant”) gave presentations to various participants in the securities industry.  The presentation included a variety of information regarding the Registrant, including the following:

•  Following the signing of contracts with new Select Partners under the Registrant’s new Select Partner Program, the Registrant anticipates substantially no revenues in the first three months thereafter, and targets in the range of $25,000 in the next three months, in the range of $65,000 in the next three months and in the range of $150,000 in the three months thereafter.

•  The registrant forecasts the development cost in connection with its new Select Partner agreement with PCI Global will be approximately $153,000.  The Registrant anticipates potential for modest amount of revenue under this contract by the fourth quarter of 2004, and expects a full sales ramp-up, with initial courses completed and a marketing program in place, during the first quarter of 2005.

•  In connection with the Registrant’s Select Partner Program, the Registrant typically agrees to share revenue generated under the agreement with its partner on a 50/50 basis, although depending on the circumstances and the relative contributions and obligations of the parties, the revenue share percentages can range from approximately 25% to 75%.  In some cases, where the course material to be developed will require substantial and continuing maintenance or updating, the parties agree to set aside up to 10% of the revenues generated under the agreement in a development fund to cover the future costs associated therewith.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VCAMPUS CORPORATION

Date: June 24, 2004	/s/ Christopher L. Nelson
Christopher L. Nelson
Chief Financial Officer